Exhibit 21
Subsidiaries

Name	Jurisdiction of Formation
Leidos, Inc.	Delaware
Leidos Biomedical Research, Inc.	Delaware
Leidos Consulting Engineers, Inc.	California
Leidos Engineering, LLC	Delaware
Leidos Global Technology Corporation	Delaware
Leidos Services, Inc.	Delaware
Reveal Imaging Technologies, Inc.	Delaware
Varec Holdings, Inc.	Delaware
Varec, Inc.	Georgia
Leidos Europe, Limited	United Kingdom
Leidos Supply, Limited	United Kingdom
Benham Military Communities, LLC	Oklahoma
Leidos Health Holdings, LLC	Delaware
Leidos Health, LLC	Delaware
Leidos Arabia Company Limited	Saudi Arabia
Leidos Intermediate Holdings, Inc.	Delaware
Leidos Federal Healthcare, Inc.	Maryland
Leidos Government Services, Inc.	Maryland
Leidos Integrated Technology, LLC	Delaware
Mission Support Alliance, LLC	Delaware
QTC Holdings, Inc.	Delaware
QTC Management, Inc.	California
QTC Medical Services, Inc.	California
Leidos Cyber, Inc.	Delaware
Leidos Digital Solutions, Inc.	Virginia
Leidos Management Systems Designers, Inc.	Virginia
Systems Made Simple, Inc.	New York
The Sytex Group, Inc.	Pennsylvania
Sytex, Inc.	Pennsylvania
Leidos Innovations Global, Inc.	Delaware
Leidos Australia Pty Ltd.	Australia
Leidos New Zealand Limited	New Zealand